UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 21, 2017

Tesla, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34756	91-2197729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 Deer Creek Road

Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 681-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c)

On February 21, 2017, Jason Wheeler, Chief Financial Officer of Tesla, Inc. (the “Company”), notified the Company that he is resigning as the Company’s Chief Financial Officer, effective following the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Mr. Wheeler will remain at the Company through early April to ensure a smooth transition.

On February 22, 2017, the Company announced that Deepak Ahuja, who served as the Company’s Chief Financial Officer from July 2008 until November 2015, will rejoin the Company as Chief Financial Officer upon the effectiveness of Mr. Wheeler’s resignation. Mr. Ahuja, 54, has also served on the board of directors of FireEye, Inc., a network security company, since September 2015.

Mr. Ahuja will have an annual base salary of $500,000 and will receive a $15 million new hire equity grant (in the form of RSUs or stock options, or a combination thereof), which will be granted and will vest over four years in accordance with the Company’s standard equity policies. Mr. Ahuja will also be eligible to participate in the compensation and benefit programs generally available to Tesla’s employees. His employment has no specified term and will be on an at-will basis.

On February 22, 2017, the Company published a post on its website blog regarding Mr. Wheeler’s resignation and the appointment of Mr. Ahuja as Chief Financial Officer, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d)

Exhibit No.	Description
99.1	Blog Post dated February 22, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESLA, INC.

By:	/s/ Todd A. Maron
Todd A. Maron General Counsel

Date:  February 24, 2017